Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

Sixth Supplemental Indenture (this “Sixth Supplemental Indenture”), dated as of January 31, 2014 among American Tire Distributors, Inc., a Delaware corporation (the “Issuer”), American Tire Distributors Holdings, Inc., a Delaware corporation, as a Guarantor, Am-Pac Tire Dist. Inc., a California corporation, as a Subsidiary Guarantor, Tire Wholesalers, Inc., a Washington corporation, as a Subsidiary Guarantor, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, and Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Subordinated Notes Indenture (the “Initial Indenture”), dated as of May 28, 2010, providing for the issuance of an unlimited aggregate principal amount of 11.50% Senior Subordinated Notes due 2018, as supplemented by the First Supplemental Indenture thereto, dated as of January 7, 2011, the Second Supplemental Indenture thereto, dated as of January 7, 2011, the Third Supplemental Indenture thereto, dated as of May 27, 2011, the Fourth Supplemental Indenture thereto, dated as of June 22, 2012, and the Fifth Supplemental Indenture thereto, dated as of June 22, 2012;

WHEREAS, pursuant to Section 9.02 of the Initial Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement certain terms of the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company has solicited consents of the Holders (the “Consent Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”);

WHEREAS, the Issuer has obtained written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the of the Notes outstanding as of the date hereof (the “Requisite Consent”);

WHEREAS, pursuant to Section 9.02 of the Initial Indenture, the Trustee is authorized to execute and deliver this Sixth Supplemental Indenture;

WHEREAS, all things necessary have been done to make this Sixth Supplemental Indenture a valid and binding agreement of the Issuer, the Guarantors listed on the signature pages hereto and the Trustee, in accordance with its terms;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2) Amendments to the Indenture.

a.	Modification of Section 1.01. The text of the definition of “TCW” shall be deleted in its entirety and replaced with the following:

““TCW” means TCW/Crescent Mezzanine Partners V, L.P., TCW/Crescent Mezzanine Partners VB, L.P., TCW/Crescent Mezzanine Partners VC, L.P., TCW Capital Trust, Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P. and their Affiliates.”

b.	Modification of Section 4.09(a). The text of the last proviso to Section 4.09(a) of the Initial Indenture is deleted in its entirety and replaced with the following:

“provided, further that the Issuer and its Restricted Subsidiaries may only incur Senior Indebtedness if the Senior Debt Ratio at the time of incurrence and after giving pro forma effect thereto would be no greater than 4.00 to 1.00.”

c.	Modification of Section 4.09(b)(xiv)(1). The text of Section 4.09(b)(xiv)(1) of the Initial Indenture is deleted in its entirety and replaced with the following:

“(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) and, if such Indebtedness is Senior Indebtedness, the Senior Debt Ratio would be no greater than 4.00:1.00, or”

(3) Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Sixth Supplemental Indenture or as to the accuracy of the recitals to this Sixth Supplemental Indenture.

(5) Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the date first above written.

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Executive Vice President and Chief Financial Officer

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Executive Vice President and Chief Financial Officer

AM-PAC TIRE DIST. INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Vice President and Treasurer

TIRE WHOLESALERS, INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President

[Signature page to Sixth Supplemental Indenture]